                                                                  EXHIBIT (6)(4)

                              ACQUISITION AGREEMENT

      THIS ACQUISITION AGREEMENT is made this 31st day of July, 1997, between GLOBAL ELECTION SYSTEMS, INC., a British Columbia corporation ("Purchaser") and I-MARK SYSTEMS, INC., a Nebraska corporation, d/b/a I-MARK ("Seller").

      WHEREAS, Seller has created software programs for use in the election processing industry (the "Program"), has sourced and assembled certain third party hardware which together with the Program is known as the Election Precinct System, and is engaged in the business of licensing the Election Precinct System for use in connection with governmental elections (the "Business"); and

      WHEREAS, Purchaser desires to purchase substantially all of the assets of Seller and Seller desires to retain the right and license to use the Program as provided herein.

      NOW, THEREFORE, the parties agree as follows:

      1. Sale. Seller shall sell the assets of Seller described in this Section 1 (the "Purchased Assets") to Purchaser free and clear of any and all liens, encumbrances and liabilities, and Purchaser shall purchase the Purchased Assets from Seller, at Closing. The Purchased Assets are as follows:

         (a) The Program, subject to Seller's retained right and license to use the Program as described in Section 20 of this Agreement.

         (b) The equipment and supplies, which are described in Schedule 1, attached hereto;

         (c) All business files, customer lists, customer records and all other books, files and records, including computer files, relating to the Business and good will pertaining to or arising out of the Business;

         (d) The inventory, if any, associated with the Business ("Inventory") on the close of business on the day immediately preceding the Closing Date. Seller shall not be required to have any inventory on hand at the Closing Date except as required in Schedule 2 attached hereto;

         (e) The contracts, licenses, leases, arrangements, and agreements relating to the Business which are described in Schedule 3 attached hereto (collectively, the "Contracts"); and

         (f) The names "I-Mark Systems, Inc." and "I-Mark".

      Seller retains all right, title and interest in and to all assets of Seller other than the Purchased Assets.

      2. Consideration. Purchaser agrees to pay to Seller, and Seller agrees to accept from Purchaser, as the entire purchase price for the Purchased Assets and the noncompetition,





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nonsolicitation, and confidentiality agreements of Seller contained in this
Agreement the following amounts:

         (a) One million dollars ($1,000,000.00) cash or its equivalent; and

         (b) One million shares of common voting stock of Global Election Systems, Inc.

      3. Payment of Purchase Price. The purchase price for the Purchased Assets in Section 2 above shall be paid in its entirety at Closing.

      4. Allocation of Purchase Price. Purchaser and Seller shall agree on an allocation of the purchase price among the Purchased Assets within ten (10) days after the date of Closing.

      5. Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall occur as soon as possible after Purchaser receives Regulatory Approval (as such term is hereinafter defined in this Section 5), but in no event later than September 1, 1997. Purchaser is, prior to closing, required to obtain the acceptance of the Toronto Stock Exchange with regard to notice of this Agreement under Bylaw 19.09 ("Regulatory Approval"). Purchaser agrees to file with the Toronto Stock Exchange on or before August 5, 1997, all notices and materials required to obtain the Regulatory Approval, and Purchaser shall endeavor to obtain the Regulatory Approval as soon thereafter as is possible. In the event that Regulatory Approval is not obtained by September 1, 1997, this Agreement will terminate and be of no further force and effect.

      6. Representations and Warranties of Seller. Seller represents and warrants to Purchaser, as of the date of this Agreement and as of the Closing Date, as follows:

         (a) Seller is the owner of and has good and marketable title to the Purchased Assets, free and clear of all debts, liens, security interests, and encumbrances, except as specifically referred to in Schedule 4, attached, which encumbrances shall be removed at or prior to Closing;

         (b) Seller has not entered into any written vendor or client contracts relating to the Business which individually have a remaining term of greater than 90 days or $10,000.00 in obligations, except as specifically referred to in
Schedule 5, attached;

         (c) Except as specifically referred to in Schedule 6, attached there are no (i) actions, suits, claims, investigations or legal administrative or arbitration proceedings pending or threatened against Seller before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality or (ii) judgments, decrees, injunctions or orders of any court, governmental department, commission, agency, instrumentality or arbitrator against Seller or the Purchased Assets;

         (d) Seller has timely filed all federal and applicable state and local tax assessment reports and tax returns of every kind required to be filed by Seller and has duly paid all taxes and other charges due or claimed to be due by federal, state or local taxing authorities;




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         (e) Seller is a Nebraska corporation, duly organized, validly existing and in good standing under the laws of its state of incorporation and is duly qualified to transact business in the State of Nebraska;

         (f) Seller has all requisite power and authority to own and operate the Business as it is currently conducted;

         (g) To Seller's knowledge, the Business is not, and has not been, conducted in violation of any law, ordinance or regulation of any governmental entity or agency;

         (h) To Seller's knowledge, there are no threatened actions, proceedings, claims, occurrences or developments which could materially adversely affect the condition (financial or otherwise), assets, liabilities, business operations, affairs or prospects of the Business;

         (i) This Agreement has been duly executed and delivered on behalf of Seller and constitutes a valid and legally binding agreement enforceable against Seller in accordance with its terms. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly approved by the directors and shareholders of Seller who are entitled to vote thereon;

         (j) Proper and accurate amounts have been withheld by Seller from the compensation of Seller's employees for all periods in full compliance with the tax withholding provisions of applicable federal, state and local laws. Proper and accurate federal, state and local tax returns have been timely filed by Seller for all periods for which returns were due with respect to employee income tax and social security withholding and FICA and unemployment taxes, and the amounts shown thereon to be due and payable have been paid in full. All payments due from Seller on account of employee health and welfare insurance have been paid by Seller. Seller will comply with all such withholding and filing requirements for the period from the date of this Agreement to the Closing;

         (k) Except for Seller's 401(k) Plan, Seller does not maintain or contribute to any Pension Plan (as defined in Section 3(2) of ERISA or its successor provisions) or to any Welfare Plan (as defined in Section 3(l) of ERISA or its successor provisions), nor is Seller presently, nor has it been within the last six years, a participating employer in any Multiemployer Plan (as defined in ERISA Section 3(37) or Section 414(f) of the Internal Revenue
Code), affecting, in any case, employees of Seller;

         (l) All financial statements which are attached as Schedule 7 delivered by Seller to Purchaser were prepared on an accrual method of accounting, but based on historic costs, consistent with past practice, and accurately reflect, in all material respects, the assets and liabilities, financial condition, and results of operations of Seller for the periods covered thereby, however, the book value of the Purchased Assets may be substantially higher than the net realizable value of the Purchased Assets;

         (m) To the best of Seller's knowledge, (i) Seller has all permits, licenses, franchises and other authorizations necessary to, and has substantially complied with all laws applicable to, the




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conduct of the Business in the manner in which the Business is currently being conducted, and all those permits, licenses, franchises and authorizations are valid and in full force and effect, (ii) Seller has not engaged in any activity which would cause revocation or suspension of any such permit, license, franchise or authorization which would result in a material adverse effect on Seller or operation of the Business, and (iii) Seller has no knowledge of any action, threat or proceeding looking to or contemplating the revocation or suspension of any thereof;

         (n) To the best of Seller's knowledge, no third party has claimed that any person employed or affiliated with Seller has violated or may be violating any conditions of that person's employment, non-competition or non-disclosure agreement with that third party, or disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of that third party, or interfered or may be interfering in the employment relationship between that third party and any of its present or former employees. Seller has no knowledge that any key employees of Seller intend to leave or are leaving Seller's employ in order to take part, as an employee or otherwise, in any business in direct competition with Purchaser;

         (o) To the best of Seller's knowledge, the execution and delivery of this Agreement by Seller does not, and the consummation by Seller of the transactions contemplated by this Agreement will not: (i) violate any provision of the Articles of Incorporation or Bylaws of the Seller; (ii) result in any material breach or acceleration of any material obligation under any instrument, indenture, note, lien, bond, agreement, contract, mortgage, lease, license or commitment under which Seller is bound; provided, however, Seller is required to obtain the consent of Mytec Technologies, Inc. to the assignment of the Non-Exclusive Reseller Agreement between Seller and Mytec Technologies, Inc. and Seller shall use its best efforts to obtain such consent prior to Closing; (iii) require any consent, approval or authorization of any governmental or regulatory authority; (iv) violate any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to the Business or any of the Purchased Assets; or
(v) result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature upon the Purchased Assets or the Business;

         (p) Environmental, Health and Safety. To the best of Seller's knowledge, (i) Seller has complied with all environmental, health and safety laws, and no action, suit, proceeding, hearing, investigation, charge, complaint claim, demand or notice has been filed or commenced against it alleging any failure so to comply; (ii) without limiting the generality of the preceding, each of Seller and its predecessors and affiliates has obtained and been in material compliance with all of the terms and conditions of all permits, licenses and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all environmental, health and safety laws; and (iii) none of Seller, its predecessors and affiliates has any liability for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual or for any reason under any environmental, health or safety law. To the best of Seller's knowledge, all properties and equipment used in the Business have been free of asbestos, PCB's, methylene chloride, 1, 2-trans-dichloroethylene, dioxins, dibenzofurans, and extremely hazardous substances;




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         (q) Product Liability. To the best of Seller's knowledge, Seller has no material liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by Seller;

         (r) Liabilities in the Ordinary Course of Business. The liabilities of Seller assumed by Purchaser and the liabilities to which the Purchased Assets are subject were incurred by Seller in the ordinary course of business; and

         (s) To the best of Seller's knowledge, Seller's development, use, sale or marketing of the Program does not violate any rights of any other person or entity and Seller has not received any communication alleging such a violation. Purchaser acknowledges receipt from Seller of the following patents which were provided to Seller in connection with a patent search conducted on behalf of the Seller in June of 1996: Drexler - 5,412,727; Miyagawa - 5,377,099; Graft III - 5,278,753; Griffin - 4,764,120; Boram - 4,641,240; Hice - 4,578,572; Grace -
4,373,134; Chisholm - 5,400,248; Sarner - 5,379,212; Webb - 4,774,665; Grace -
4,373,134; Wise - 5,218,528; Anno - 5,189,288; Moldovan, Jr. - 4,010,353; Kirby
- 3,779,453; and Aronoff - 3,772,793. Seller makes no representation or warranty regarding the accuracy or completeness of such patent search or that the Program does not violate any of such patents.

     EXCEPT AS PROVIDED IN THIS SECTION 6, SELLER SPECIFICALLY DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. SELLER FURTHER MAKES NO WARRANTIES, REPRESENTATIONS, CONDITIONS OR GUARANTIES, EXCEPT AS SET FORTH IN THIS AGREEMENT.

     7. Covenants of Seller. Seller covenants and agrees with Purchaser as follows:

         (a) Subject to the terms of the Confidentiality Agreement between Purchaser and Seller dated December 9, 1996, which Confidentiality Agreement is hereby incorporated herein by this reference and shall remain in full force and effect until Closing, Purchaser's counsel, accountants and other representatives shall have full access during normal business hours from the date of this Agreement to the Closing to all of the properties, books, contracts, commitments and records of Seller relating to the Business, and Seller will furnish to Purchaser during such period all such documents, copies of documents (certified if required) and information concerning the Business as Purchaser reasonably may request;

         (b) Purchaser's representatives shall during normal business hours from the date of this Agreement until Closing be entitled to interview any employees of Seller to discuss potential terms of employment with Purchaser and about the Business; and

         (c) Seller will use its best efforts, until the Closing, to conduct the Business in a good and prudent manner and only in the ordinary course of business for purposes of maintaining Seller's Business organization, including the preservation of the good will of customers and others having business relations with the Business; provided that Seller shall not be responsible for any of the acts or omissions of any of the employees of Seller who are hired by Purchaser prior to the Closing



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pursuant to Section 32 of this Agreement or for any changes in the Business which result from any of such acts or omissions.

     8. Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as of the date of this Agreement and as of the Closing Date as follows:

         (a) Purchaser is a British Columbia corporation, duly organized, validly existing in good standing under the laws of its province of incorporation;

         (b) This Agreement has been duly executed and delivered on behalf of Purchaser and constitutes a valid and legally binding agreement enforceable against Purchaser in accordance with its terms. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly approved by its Board of Directors, and no further corporate action is necessary on the part of Purchaser to make this Agreement valid and binding on Purchaser in accordance with its terms;

         (c) To the best of Purchaser's knowledge, the execution of this Agreement does not violate any federal, state, local, or provincial laws or regulations or violate any provision of or result in the breach of any Agreement to which Purchaser is a party or by which Purchaser may be bound, or any order, judgment or decree applicable to Purchaser;

         (d) Purchaser acknowledges that (i) the purchase of the Purchased Assets is based solely upon Purchaser's own inspection and determination as to the uniqueness and proprietary rights that exist in the Program; (ii) except as to the express representations and warranties made by Seller in this Agreement, Purchaser has not relied upon any representations or warranties, express or implied, that Seller, its employees, agents or representatives may have made; and (iii) Purchaser is purchasing the Purchased Assets AS IS, WHERE IS, AND WITH ALL FAULTS;

         (e) Purchaser has furnished to Seller copies of the financial statements of Purchaser included on Schedule 9, attached, (the "Purchaser's Financial Statements"). The Purchaser's Financial Statements are complete and correct, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the respective periods and fairly present the financial condition of Purchaser as of the respective dates thereof and the results of operations of Purchaser for the respective periods covered by the statements of income contained therein;

         (f) The shares of Purchaser's common stock to be delivered to Seller by Purchaser at Closing will be duly authorized, validly issued and outstanding, fully paid, nonassessable and free and clear of all pledges, liens, encumbrances and restrictions, except as provided under applicable securities laws, if any. The certificates representing such shares to be delivered by Purchaser hereunder will be genuine, and Purchaser has no knowledge of any fact which would impair the validity thereof;

         (g) Except as set forth on Schedule 10, attached, no consent, authorization, approval, permit or order of or filing with any governmental or regulatory authority is required under current laws and regulations in connection with (i) the execution and delivery of this Agreement, or (ii) the issuance or delivery by Purchaser to Seller of the shares of Purchaser's



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common stock to be delivered pursuant to this Agreement at Closing. The offer, sale, and issuance to Seller by Purchaser of the Purchaser's common stock to be delivered pursuant to this Agreement constitute, and will at the Closing constitute, transactions exempt from the registration and prospectus delivery requirements of Section 5 of the Securities Act of 1933, as amended (the "Securities Act") and, subject to the filing of the required notice on Form 20, the issuance of the shares by Purchaser to Seller will be exempt from the prospectus requirement of the Securities Act (B.C.) and Purchaser shall have obtained (or is exempt from the requirement to obtain) all qualifications, permits, approvals, and other consents required by all applicable state and provincial laws in Canada governing the offer, sale and issuance of Purchaser's common stock;

         (h) The authorized capital stock of Purchaser consists of 20,000,000 shares of Convertible Voting Preferred Stock, none of which is outstanding, ' and 100,000,000 voting shares of common stock, 14,689,440 shares of which are issued and outstanding and are duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Schedule 11, attached, (i) there are no outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities, or other agreements or arrangements of any character or nature whatever under which Purchaser is or may be obligated to issue capital stock or other securities of any kind representing an ownership interest or contingent ownership interest in Purchaser; (ii) there exist no voting agreements, registration rights, proxies or repurchase obligations with respect to the capital stock of Purchaser; (iii) neither the offer nor the issuance or sale of the Purchaser's common stock to Seller pursuant to this Agreement does or will constitute an event, under any anti-dilution provisions of any securities issued or issuable by Purchaser or any agreements with respect to the issuance of securities by Purchaser, which will either increase the number of shares issuable pursuant to such provisions or decrease the consideration per share to be received by Purchaser pursuant to such provisions; and (iv) no holder of any security of Purchaser is entitled to any preemptive or similar rights to purchase securities from Purchaser. All outstanding securities of Purchaser have been issued: (1) in full compliance with the registration and prospectus delivery requirements of the applicable federal securities statutes and regulations in the United States and the applicable provincial securities statutes and regulations in Canada and from the registration and qualification requirements of all applicable state and provincial securities laws; and (2) in full compliance with applicable exemptions to such federal, state and provincial securities laws. Purchaser has filed, or will timely file, all necessary disclosure documents and reports in connection with its securities and all such documents and reports contain no untrue statement of material fact or omit to state a material fact and there has been no material adverse change in the condition of Purchaser's business since the date its last continuous disclosure documents were filed; and

         (i) The shares of Purchaser's common stock which will be issued to Seller pursuant to this Agreement shall, at the time of issuance to Seller, be listed on the Toronto Stock Exchange and, subject to a maximum twelve (12) month holding period, shall be freely tradeable by Seller on the Toronto Stock Exchange without any other resale restrictions. Purchaser states that there is no United States market for the shares and none may develop and Purchaser is under no obligation to cause a U.S. market to develop. Purchaser covenants that during such twelve (12) month holding period it shall continue in a timely fashion to file with the appropriate securities regulatory authorities in




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the Provinces of Canada where Purchaser is a reporting issuer, all continuous disclosure documents required to be filed.

      9. Absence of Brokers. Purchaser and Seller represent to each other that neither of them have retained or incurred any liability to any other person, firm or organization for a broker's, finder's or agents fee for services rendered in connection with the transaction contemplated by this Agreement. Purchaser agrees to indemnify Seller against and to hold Seller harmless from any claim made by any person, firm or organization claiming to have been employed by Purchaser as a broker, finder or agent in connection with the transaction contemplated by this Agreement. Seller agrees to indemnify Purchaser against and to hold Purchaser harmless from any claim made by any person, firm or organization claiming to have been employed by Seller as a broker, finder or agent in connection with the transaction contemplated by this Agreement.

     10. Conditions to Closing.

         (a) The obligations of Purchaser under this Agreement are, at the option of Purchaser, subject to the satisfaction, at or prior to the Closing, of the following conditions:

             (i) All necessary documents and instruments to be delivered to Purchaser in accordance with the provisions of this Agreement shall have been delivered to Purchaser;

             (ii) The representations and warranties of Seller made in this Agreement, the Schedules and Exhibits hereto, or in any document or certificate delivered to Purchaser pursuant to this Agreement, shall be true and correct in all material respects at the time of the Closing with the same force and effect as though such representations and warranties were made at the time of the Closing;

             (iii) Seller shall have performed and complied with all agreements, covenants and conditions on its part required to be performed or complied with under this Agreement at or prior to the Closing, including, without limitation,
Section 7(c);

             (iv) Seller shall have delivered to Purchaser (i) certified copies of resolutions of the Board of Directors and Shareholders of Seller entitled to vote thereon approving the transaction contemplated by this Agreement; and (ii) a certificate from the Nebraska Secretary of State confirming that Seller is in good standing in the State of Nebraska.

             (v) Purchaser shall have entered into an employment agreement generally on the terms set forth on Exhibit A, attached, with Robert Urosevich.

        (b) The obligations of Seller under this Agreement are, at the option of Seller, subject to the satisfaction, at or prior to the Closing, of the following conditions:

             (i) All necessary documents and instruments to be delivered to Seller in accordance with the provisions of this Agreement shall have been delivered to Seller;




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             (ii) The representations and warranties of Purchaser made in this
Agreement, the Schedules and Exhibits hereto, or in any document or certificate delivered to Seller pursuant to this Agreement, shall be true and correct in all material respects at the time of the Closing with the same force and effect as though such representations and warranties were made at the time of the Closing.

             (iii) Purchaser shall have performed and complied with all agreements, covenants and conditions on its part required to be performed or complied with under this Agreement at or prior to the Closing;

             (iv) There shall have been no changes, other than changes in the ordinary course of business, which in the aggregate have had or may have a materially adverse effect on the operations of Purchaser's business; and

             (v) Purchaser shall have delivered to Seller (i) certified copies of resolutions of the board of Directors of Purchaser approving the transaction contemplated by this Agreement; and (ii) a certificate from the appropriate authority confirming that Purchaser is in good standing in the Province of British Columbia, Canada.

      11. Closing Requirements. At the Closing, in addition to any other documents specifically required to be delivered to Purchaser by Seller pursuant to this Agreement, Seller also shall deliver to Purchaser a bill of sale in a form reasonably acceptable to Purchaser and Seller, with warranties of unencumbered title, conveying and transferring to Purchaser the Purchased Assets.

      12. Additional Actions. After the Closing, Seller agrees from time to time to take such actions and to execute and deliver such documents as may be reasonably necessary or advisable to confirm the title of Purchaser to any of the Purchased Assets being acquired by Purchaser from Seller pursuant to this Agreement. After the Closing, Purchaser agrees from time to time to take such actions and to execute and deliver such documents as may be reasonably necessary or advisable to confirm the title of Seller to Purchaser's common stock being acquired by Seller from Purchaser pursuant to this Agreement and to confirm the retained rights of Seller in the Program as described in Section 20 of this Agreement.

      13. Indemnification.

         (a) Seller agrees to indemnify and hold harmless Purchaser against any loss, damage or expense (including but not limited to reasonable attorneys' fees) ("Losses") incurred or sustained by Purchaser as a result of (i) any and all claims of whatever nature relating to or arising out of Seller's operation of the Business prior to the Closing, including but not limited to any unpaid obligations of Seller for such period, but excluding any claims relating to or arising out of any acts or omissions of the employees of Seller who are hired by Purchaser pursuant to Section 32 of this Agreement which occur on or after August 1, 1997; (ii) any breach of this Agreement by Seller; (iii) any material inaccuracy in or breach of any of the representations or warranties made by Seller in this Agreement; and (iv) any material inaccuracy or misrepresentation in any certificate or other document or material instrument delivered by Seller in accordance with any provision of this Agreement.




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
         (b) Purchaser agrees to indemnify and hold harmless Seller against any Losses incurred or sustained by Seller as a result of (i) any and all claims of whatever nature relating to or arising out of (1) Purchaser's operation of the Business after the Closing or (2) any acts or omissions of Seller's employees who are hired by Purchaser pursuant to Section 32 of this Agreement which occur after August 1, 1997; (ii) any breach of this Agreement by Purchaser; (iii) any material inaccuracy in or breach of any of the representations or warranties made by Purchaser in this Agreement; and (iv) any material inaccuracy or misrepresentation in any certificate or other document or material instrument delivered by Purchaser in accordance with any provision of this Agreement.

         (c) Notwithstanding any other provision of this Agreement to the contrary: (i) in no event shall Losses include a party's incidental, punitive or consequential damages; (ii) no claim for indemnification shall be made against Seller for any breach of any representation, warranty, covenant or agreement made by Seller in this Agreement other than the covenant of Seller made in
Section 17 of this Agreement, unless and until the aggregate Losses exceed $25,000 (the "Deductible"), in which event Purchaser may claim indemnification for the amount of such Losses in excess of the Deductible; and (iii) the maximum aggregate amount recoverable from Seller for indemnification pursuant to this
Section 13 is $250,000; provided, however, the foregoing maximum amount shall not apply with respect to claims arising out of a breach by Seller of the covenant of Seller made in Section 17 of this Agreement.

         (d) If any warranty or representation in this Agreement is found within twelve months of Closing to be untrue or inaccurate, the party desiring to make a claim for damages resulting from such breach may do so by delivering to the breaching party express written notice of the details of such breach and the intent to make a claim, such notice to be received by the breaching party no later than twelve months following the date of the Closing. Time is of the essence for the purpose of this paragraph. The party to whom such a representation has been made shall request an arbitration conducted under the rules of the American Arbitration Association (each party to select one arbitrator and the third arbitrator to be selected by the other two). The results of the arbitration shall be binding upon all parties. The prevailing party in such arbitration shall be entitled to recover its costs, including reasonable attorneys' fees, incurred in the arbitration proceeding from the non-prevailing party, and an award of such costs and expenses shall be included in the final judgment entered in the arbitration.

         (e) The indemnification obligations set forth in this Section 13 shall be the sole and exclusive remedy of any party against the other for recovery of any Losses arising out of, resulting from, or relating to any breach of any representation, warranty, covenant or agreement contained in this Agreement with the exception of the covenant of Seller contained in Section 17 of this Agreement.

      14. Risk of Loss. Seller assumes all risk of loss due to fire or other casualty up to the time of Closing.

      15. Liabilities.

         (a) Purchaser, as of the date of Closing, expressly assumes and unconditionally agrees to pay, perform or otherwise discharge as the same shall become due in accordance with their




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

respective terms, any and all liabilities, obligations and commitments of Seller arising out of the Contracts, but not including any liability, obligation or commitment of Seller for any breach thereof by Seller occurring prior to the date of Closing (the "Assumed Liabilities"). Purchaser further agrees to reimburse Seller for the prepaid expenses of Seller relating to the Business which are listed on the attached Schedule 12.

         (b) Purchaser, except for the Assumed Liabilities, is not assuming and shall have no responsibility for any debts, obligations or liabilities of Seller, the responsibility of which shall remain and be discharged by Seller as they become due. Seller, agrees to indemnify and to hold Purchaser harmless from any cost or expense arising by reason of Seller's nonpayment of any such debts, obligations or liabilities. Unless included in the Assumed Liabilities, such debts, obligations and liabilities shall include, without limitation, the following:

              (i) Any liabilities of Seller relating to current or former employees of Seller, including but not limited to liability for salary, severance pay, incentive compensation, stock options or other employee benefits;

              (ii) All tax liabilities of any kind which accrued prior to Closing;

              (iii) Any liabilities for claims or adjustments relating to customer billings, customer warranties or guarantees or payments, which accrued prior to Closing; and

              (iv) Any liabilities arising out of any litigation, administrative proceeding, arbitration, or other actions for damages which the basis for such action arose prior to Closing.

      16. Taxes. Personal property taxes, if any, with respect to the Business assets being sold by Seller to Purchaser shall be paid by Purchaser. All sales, transfer or other taxes, if any, on this transaction are the responsibility of Purchaser and Seller equally.

      17. Covenant Not to Compete. Seller acknowledges that Seller has operated the Business throughout the Western Hemisphere and that the trade area of the Business has been the entire Western Hemisphere. Seller agrees that for a period of sixty (60) months after the Closing Date, within the entire Western Hemisphere, Seller will not, directly, perform any service for or own any interest in any election business (whether freestanding or a part of another business) or manage, work for or consult with any election business nor sell nor license any election software programs to any election business in competition with Purchaser during the period of restriction. Purchaser acknowledges that Seller may create certain software programs which have universal applications, including the adaptation of the software to the election business. Seller is not prohibited from licensing such software to governmental institutions who may use the software in connection with electronic voting systems, provided Seller does not obtain the certification of the software for such purposes. In the event Seller breaches any of the covenants contained in this Section, Purchaser shall be authorized and entitled to seek from any court of competent jurisdiction (1) a temporary restraining order, (2) preliminary and permanent injunctive relief
(3) an equitable accounting of all profits or benefits arising out of such breach, and (4) direct, incidental and consequential damages arising from such breach. Such rights and remedies shall be cumulative and in addition to any other rights or remedies to which

Purchaser may be entitled. Any monetary damages shall not be limited to the amount of consideration paid by Purchaser for the covenant not to compete. Purchaser's rights under this Section and Sections 18 and 19 of this Agreement shall not be exclusive, but shall be in addition to any other rights to which Purchaser may be entitled. If any provisions of this Section relating to the time period, activity and/or area of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time periods, activities or areas which such court deems reasonable and enforceable, then such time period, activity and/or area of restriction shall be deemed to become and thereafter be the maximum time period, activity and/or area which such court deems reasonable and enforceable.

      18. Confidential Information. Seller agrees that all of the Business files, customer lists and records and all other books, files and records are confidential information and Seller shall treat all such confidential information as confidential and secret and shall use their best efforts to protect the secrecy of such confidential information. It is acknowledged by Purchaser that Seller has informed Purchaser that it has disclosed much of its confidential information regarding the election business to Computing Devices Canada, Ltd., under a confidentiality agreement in the form attached hereto as Exhibit B, and to American Information Systems, Inc., under a confidentiality agreement in the form attached hereto as Exhibit C. Seller will not, directly or indirectly, from date hereof disclose any confidential information to others without the prior written consent of Purchaser. Seller further agrees not to use, directly or indirectly any confidential information for the benefit of Seller or any other party. The provisions of this Section shall not be applicable to (i) information which is a matter of public knowledge, (ii) information which, after disclosure, becomes public knowledge other than through a breach of this Agreement or of any other confidentiality or trade secret agreement or through a violation of any confidential relationship between Purchaser and any third party, and (iii) information which Seller can prove was subsequently lawfully obtained by a third party or parties or was independently developed by a third party or parties.

      19. Solicitation of Seller's Employees. For a period of thirty-six (36) months after the Closing, Seller agrees that Seller will not, directly or indirectly, employ, solicit for employment, or advise or recommend to any other person or entity that such other person or entity employ or solicit for employment, any person employed by Purchaser who within ninety (90) days prior to the closing Date had been employed by Seller.

      20. Reservation of Rights in Program. Seller hereby reserves and retains the perpetual, irrevocable, indefeasible, non-terminable, non-exclusive, worldwide, assignable, royalty-free right and license to (i) use, execute, reproduce, display, perform, sublicense, distribute copies of and prepare derivative works based upon the Program, and (ii) authorize others to do any or all of the forgoing; provided, however, Seller agrees that Seller will not, at any time while Seller is subject to the non-competition agreement of Seller set forth in Section 17 of this Agreement, use or directly market, license or sublicense the Program for use in connection with (a) the election industry, including election administration, ballot design, communication interfaces, report functions, petitioning, tabulation, and internet voting and other remote voter tabulation, including home computer, television and military voting or (b) applications which utilize smart card technology to store any of the following: voter registration information, standard driver's license information, driving records, registration or welfare information. Purchaser agrees that Seller shall own all derivative works, modifications, and enhancements to the Program which are generated, produced or developed by Seller or Seller's employees, agents or consultants and Seller shall be entitled to obtain and hold in its own name all copyrights and other intellectual property rights in respect of such derivative works, modifications, and enhancements including without limitation, all rights under patent, trade secret and trademark laws.

      21. Piggyback Registration. If Purchaser files a registration statement (other than on Form S-4, Form S-8 or other form not permitting "piggyback" of shares, and any successor forms) with the SEC while any Registerable Securities are held by Holders under this Agreement, Purchaser will give all of the then Holders of Registerable Securities ("Eligible Holders") at least 20 days' prior written notice of the filing of the registration statement. If requested in writing by Eligible Holders holding not less than a majority of the Registerable Securities within 15 days after the mailing of such notice by first-class mail, postage pre-paid, to the record address of such Eligible Holder, Purchaser will, one time only, at Purchaser's sole expense (other than the fees of legal counsel to the Eligible Holders and underwriting discounts applicable to any Registerable Securities sold), register or qualify all or, at each Eligible Holder's option, any portion of the Registerable Securities requested by an Eligible Holder with the registration of the other Purchaser securities being registered and use its best efforts to cause all such Registerable Securities to be listed on each securities exchange or over-the-counter market on which similar securities issued by the Purchaser are then listed and file all required listing applications and pay all required fees in connection with such listing. However, if the underwriter of such an offering reasonably determines that inclusion of the Registerable Securities or any part of them in the proposed offering is detrimental to the offering, and so advises the Eligible Holders, the Registerable Securities will not be registered and the Eligible Holders will be deemed not to have been given notice under this paragraph. To the extent that the underwriter agrees to include only part of the Registerable Securities, those Registerable Securities must be allocated on a pro rata basis among the Eligible Holders on the basis of the number of shares of Registerable Securities requested to be included in such offering by the Eligible Holders, and the balance of the Registerable Securities not registered because of the underwriters' decision will be eligible for one additional piggyback right. The rights granted to a Holder under this Section 21 to cause Purchaser to register shares may be transferred or assigned by such Holder to a transferee or assignee in connection with any transfer or assignment of Registerable Securities, provided that such transfer or assignment may otherwise be effected in accordance with applicable securities laws, and prompt written notice of such transfer or assignment is given to Purchaser. For purposes of this Section 21, the following terms shall have the following respective meanings:

          (a) "Holder" means Seller and any person beneficially owning Registerable Securities through permitted assignment thereof in accordance with this Section 21.

          (b) "Registerable Securities" means the shares of Purchaser's common stock which are issued to Seller pursuant to this Agreement and any shares of Purchaser's common stock issued as a dividend or other distribution with respect to, or in exchange for or in replacement of such shares; provided that shares which would otherwise constitute Registerable Securities shall cease to do so once they have been sold to the public.

          (c) The terms "register," "registered" and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act of 1933, as amended, and the declaration or ordering of effectiveness of such registration statement.

      22. Binding Effect. Subject to the terms, provisions, and conditions hereof, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

      23. Notices. Any notice, request, instruction or other document to be given hereunder to any party shall be in writing, delivered personally, or sent by registered, certified, overnight or express mail, postage prepaid, as follows:

      Seller:                                 Purchaser:

      I-Mark Systems, Inc.                    Global Election Systems, Inc.
      9290 W. Dodge Road                      6605 Uptown Blvd NE
      Suite 203                               Suite 330
      Omaha NE 68114                          Albuquerque NM 87110
      Attn: Gerald R. Ladd                    Attn: Howard T. Van Pelt, Pres.

Either party may change its address for purposes of this Section by giving notice to the other in the manner provided herein.

      24. Survival. All representations, warranties and covenants made by either party hereto shall survive the Closing for a period of twelve (12) months after the Closing except for those set forth in Section 17, which shall survive for a period of sixty (60) months after the Closing, Sections 18 and 19 which shall survive for a period of thirty-six (36) months after the Closing, and Section 21 which shall survive until the obligations thereof have been fully satisfied.

      25. Entire Agreement. This instrument contains the entire agreement between the parties with respect to the transactions contemplated hereby and shall not be changed or terminated except by a written instrument signed by the parties hereto.

      26. Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable, then the remaining provisions of this Agreement shall continue in full force and effect and shall be enforceable to the fullest extend permitted by law.

      27. Multiple Counterparts. This Agreement may be executed in any number of counterparts and all of these counterparts together shall constitute one and the same Agreement.

      28. Additional Provisions. The additional provisions contained in the Schedules and Exhibits which are attached hereto are by this reference incorporated herein.

      29. Governing Law. This Agreement shall be governed by the substantive laws of the State of New Mexico.

      30. Expenses of Transaction. Each party to this Agreement shall be responsible for all legal and accounting expenses incurred by such party in connection with the transaction set forth in this Agreement.

      31. Resale. The Seller understands and acknowledges that the shares issuable pursuant to Paragraph 2(b) of this Agreement will be subject to certain resale restrictions under applicable securities legislation and that the certificates representing such shares will bear the following legends:

      "THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A)(1) TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (2) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT OR (3) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE) AND (B) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE "GOOD DELIVERY" IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA. NEW CERTIFICATE, BEARING NO LEGEND, DELIVERY OF WHICH WILL CONSTITUTE "GOOD DELIVERY", MAY BE OBTAINED FROM MONTREAL TRUST COMPANY OR CANADA UPON DELIVERY OF THIS CERTIFICATE AND A DULY EXECUTED DECLARATION, IN A FORM SATISFACTORY TO MONTREAL TRUST COMPANY OF CANADA, TO THE EFFECT THAT THE SALE OF THIS SECURITY IS BEING MADE IN COMPLIANCE WITH RULE 904 OF REGULATION S."

      "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE LISTED ON THE TORONTO STOCK EXCHANGE; HOWEVER, THE SAID SECURITIES CANNOT BE TRADED THROUGH THE FACILITIES OF SUCH EXCHANGE SINCE THEY ARE NOT FREELY TRANSFERABLE, AND CONSEQUENTLY ANY CERTIFICATE REPRESENTING SUCH SECURITIES IS NOT "GOOD DELIVERY" IN SETTLEMENT OF TRANSACTIONS ON THE TORONTO STOCK EXCHANGE."

      "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A HOLD PERIOD WHICH EXPIRES AT MIDNIGHT ON THE ____ DAY OF ____, 1998 AND MAY NOT BE TRADED IN BRITISH COLUMBIA AND ONTARIO UNTIL THE EXPIRY OF THE HOLD PERIOD EXCEPT AS

      PERMITTED BY THE SECURITIES ACT (BRITISH COLUMBIA), THE SECURITIES ACT (ONTARIO) AND THE RULES AND REGULATIONS MADE THEREUNDER."

The Seller also acknowledges that It has been advised to consult its own legal advisors with respect to applicable resale restrictions. The Seller further understand and acknowledges that there is no United States market for the shares of the Purchaser and none may develop and the Purchaser is under no obligation to cause a United States market to develop. Purchaser acknowledges that Seller intends to distribute the shares of Purchaser's common stock received by Seller pursuant to this Agreement to its shareholders and Purchaser agrees to cooperate with Seller in accomplishing such transfer provided that such transfer is accomplished in compliance with applicable securities laws.

      32. Seller's Employees. Effective at 12:01 a.m. on August 1, 1997, the employees of Seller listed on Schedule 8 attached shall become employees of Purchaser and will be terminated as employees of Seller. Purchaser, however, shall, until the Closing, cause such employees to perform for Seller's benefit, but at no cost to Seller, all of the duties ordinarily performed by such employees while they were employed by Seller so that the Business can continue to be operated in the ordinary course. Purchaser acknowledges even though Purchaser is hiring the employees of Seller prior to the Closing, title to the Purchased Assets does not transfer to Purchaser pursuant to this Agreement until the Closing.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SELLER:                                     PURCHASER:

I-MARK SYSTEMS, INC.,                       GLOBAL ELECTION SYSTEMS, INC.,
a Nebraska corporation                      a British Columbia corporation


By:                                         By: /s/ HOWARD T. VAN PELT
   --------------------------                  --------------------------------
Title:                                      Title:  PRESIDENT
      -----------------------                     -----------------------------




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